Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Old Republic International Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 2-80883, 333-37210, 333-147801, 333-170090, and 333-210054) on Form S-8 and (Nos. 333-198703, 33-29220, 33-54104, 333-223650, and 333-221386) on Form S-3 of Old Republic International Corporation of our report dated February 26, 2021, with respect to the consolidated balance sheets of Old Republic International Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, preferred stock and common shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I to VI, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Old Republic International Corporation.
Our report refers to a change in accounting for equity securities effective January 1, 2018 upon adoption of ASU 2016-01, Financial Instruments.

/s/ KPMG LLP
Chicago, Illinois
February 26, 2021